Exhibit 10.35

RETIREMENT AND RELEASE AGREEMENT

This Retirement and Release Agreement (“Agreement”) is entered into as of December 2, 2004, by and between The DIRECTV Group, Inc., a Delaware corporation formerly named Hughes Electronics Corporation (the “Company”) and Eddy Hartenstein (“Executive”).

Recitals

A.	Executive is Vice Chairman and a member of the Board of Directors of the Company and also serves as director or officer of various subsidiaries of the Company.

B.	Executive is a party to various agreements with or plans of the Company, including, without limitation, the employment letter agreement dated as of January 1, 2004 (the “Employment Agreement”) and the “Change in Control Agreement” and “Retention Plan” (as such terms are defined in the Employment Agreement).

C.	With the Company’s consent, Executive is retiring from the Company, effective on December 31, 2004. The Company and Executive are entering into this Agreement to confirm the terms of Executive’s retirement from the Company.

Therefore, for good and valuable consideration and the mutual covenants set forth herein, the Company and Executive agree as follows:

1.	Termination of Employment Agreement; Affirmation of Other Agreements

1.1	The Company and Executive mutually agree that Executive’s employment under the Employment Agreement shall terminate as of the close of business on December 31, 2004 (“Effective Time”). The Company and Executive mutually acknowledge and agree that, however his separation may be publicly characterized and regardless of any resignation letter or other document which he may hereafter execute at the request of the Company, he shall be entitled to the Retention Bonus, payable in accordance with the Retention Plan, and that his termination of employment shall be considered a termination without “Cause” or for “Good Reason” (as such terms are defined in the Change in Control Agreement), effective at the Effective Time.

1.2	In settlement of all amounts owing by the Company to Executive under Sections 2.2.b., 2.2.c., 2.3 and 2.4.b. of the Change in Control Agreement, the Company shall pay Executive a lump sum cash payment of Twelve Million Dollars ($12,000,000) subject to applicable withholding as provided in Section 7 of the Change in Control Agreement immediately at the Effective Time.

1.3	The Company further agrees that it shall provide, or cause its subsidiaries to provide, Executive continuation of DIRECTV® service in the manner and on terms consistent with the service he is presently receiving until Executive’s death.

1.4	Except as modified by this Agreement, all rights and obligations of the parties under the Employment Agreement, the Change in Control Agreement, the Retention Plan and other applicable plans of the Company shall continue in accordance with the terms thereof as so modified.

2.	General Release and Waiver of Claims Upon Separation

2.1	General Release

(a)	In exchange for the consideration set forth in the Change in Control Agreement, as modified by this Agreement, Executive hereby acknowledges full and complete satisfaction and hereby releases and forever discharges the Company, its controlling stockholders, subsidiaries, successors and affiliated companies (collectively, “DTVG”) and each of its and their respective agents, directors, officers, representatives, attorneys and employees (“Releasees”) from any and all claims, actions, losses, rights, damages, fees and demands of every character, nature, kind or description whatsoever, arising from, relating to any act or omission, or connected with his employment by, or separation from, DTVG, including but not limited to, any actions brought in tort or for breach of contract, or claims arising under the California Labor Code, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the California Fair Employment and Housing Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, and any other federal or state constitution, statute, law or regulation relating to employment, discrimination, retaliation or whistle blowing activity.

(b)	It is understood and agreed that the foregoing release covers all known or unknown or unanticipated injuries, claims or damages.

(c)	The parties agree that except as set forth herein, the signing of this Agreement does not affect Executive’s existing right to receive future benefits/payments under the applicable welfare, pension, deferred or equity compensation, or other compensation plans pursuant to the terms of the respective plan.

2.2	ADEA Acknowledgment

(a)	In accordance with the Older Workers Benefit Protection Act of 1990, Executive is aware of the following with respect to his release of any claims under the ADEA:

(1)	He has the right to consult with an attorney before signing this Agreement.

(2)	He has twenty-one (21) days, in which to consider this Agreement and any ADEA claim; and

(3)	He has seven (7) days after signing this Agreement to revoke his release.

(b)	This release shall not be effective until the expiration of seven (7) days following its execution by Executive.

2.3	Confidentiality

Executive represents and agrees to keep the terms and conditions of this Agreement strictly confidential and Executive agrees not to disclose its contents to anyone other than his immediate family and professional representatives who likewise are bound by confidentiality, or as may be required by applicable law.

2.4	No Admission

This Agreement shall not be deemed or construed as an admission of liability or wrongdoing by DTVG or others released herein. Executive agrees not to file any action, charge or complaint against or concerning any of the Releasees related to his employment with the Company and to dismiss or withdraw, with prejudice, or have dismissed with prejudice, any and all pending claims, complaints, or grievances filed against any of them. Executive expressly agrees not to sue the Releasees to enforce any claim or cause of action pursuant to this Agreement, but rather, to utilize the Claims & Arbitration provision of the Change in Control Agreement.

2.5	Property of DTVG

Executive understands and agrees that he will immediately turn over to the Company all documents and property, which he has received from the Company which are the property of DTVG. After separation, Executive will comply with his obligations not to use or disclose Company proprietary or confidential information.

2.6	Representation of Executive

Executive affirms and represents that he is entering into this Agreement freely and voluntarily, and that he is acting under no other inducement, or under any coercion, threat or duress. Executive acknowledges that the contents of this document have been explained to him and he understands the meaning and legal effect of this Agreement. Executive has been given the opportunity to discuss this Agreement with an attorney before executing it.

3.	Miscellaneous

3.1	Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes any and all other agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof, except as otherwise provided in this Agreement.

3.2	Validity; Applicable Law

If any term of this Agreement is declared invalid for any reason, such determination shall not affect the validity of the remainder of the Agreement, and the remaining parts shall remain in effect as if the Agreement had been executed without the invalid term. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

Dated:	EXECUTIVE:

Eddy Hartenstein
Payroll Number:

THE DIRECTV GROUP, INC.:

By:
Title: